INVESTOR CONTACT:
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Westwicke Partners
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bob.east@westwicke.com

PDI Reports 2014 Second Quarter Financial Results

Management Will Host Conference Call Tomorrow August 14 at 8:30 am ET

Parsippany, N.J., August 13, 2014 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the second quarter ended June 30, 2014. Summary financial and operational accomplishments include:

•	Revenue of $31.6 million for the second quarter of 2014

•	Adjusted EBITDA (a non-GAAP financial measure) of $(1.5) million for the second quarter of 2014

•	On August 13, 2014, PDI acquired Asuragen, Inc.’s miRInform Thyroid and miRInform Pancreas cancer test assets

•	Subsequent to the second quarter, Heiner Dreismann, Ph.D.,a highly experienced molecular diagnostics executive and former President and CEO of Roche Molecular Systems, joined PDI’s board of directors

Condensed Summary Statements of Continuing Operations (Unaudited)
($’s in thousands, expect per share data)

CEO Comments

“We are extremely excited to announce the agreement to acquire specific diagnostic assets from Asuragen, Inc. The transaction is the first step for our Interpace Diagnostic subsidiary in expanding into higher growth, higher margin markets and starts to establish Interpace as a commercially focused molecular diagnostic subsidiary,” said Nancy Lurker, CEO.

“The transaction includes two oncology assays, miRInform Thyroid and miRInform Pancreas, associated intellectual property, a large bio bank with over 5,000 patient tissue samples, as well as, additional thyroid tests in development.”

“In addition, Heiner Dreismann, Ph.D., has joined our board of directors and brings with him nearly 30 years of experience in the diagnostic industry and extensive background in molecular diagnostics including his former tenure as President and CEO of Roche Molecular Systems. We look forward to his invaluable insight as we continue to evolve as a company.”

“In terms of second quarter results, our revenue of $32 million were in line with our expectations and continues to reflect the soft RFP volume we experienced in our Sales Services business. Gross margins of 15%, while down compared to last year, are in line with current industry norms. Our adjusted EBITDA loss of $1.5 million in the quarter was primarily driven by spending on our key strategic initiatives and lower gross profit,” said Nancy Lurker, CEO.

Ms. Lurker continued, “As for our outlook for the remainder of the year, we continue to expect revenue in our core business to be down in the third quarter and for the full year compared to 2013. We still anticipate an operating loss in the range of $4 - $5 million and approximately breakeven adjusted EBITDA in the core business for the full year 2014. Given today’s Asuragen transaction, we now see a modest amount of revenues from Interpace Diagnostic for 2014 and an operating loss in the range of $5 - $6 million from all Interpace Diagnostics activities including additional selling and marketing and pre-launch expenses to support the anticipated ramp up of revenue from the acquired Asuragen assets.”

SecondQuarter Business Review

Revenue- For the second quarter of 2014, revenue of $31.6 million was $5.7 million or 15% lower than the second quarter of 2013 driven by the natural expiration or reduction of contracts being executed in 2014 exceeding new contracts entered into in the company’s Sales Services segment.

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Sales Services revenue of $28.1 million was $4.2 million lower than the second quarter of 2013. New contract wins from the softer RFP volume experienced in the latter half of 2013 was not sufficient to offset the natural expiration or reduction of certain contracts.

•	Marketing Services revenue of $0.6 million was $1.0 million lower than the second quarter of 2013 due to fewer contract signings by Group DCA.

•	Product Commercialization Services revenue of $2.9 million was $0.4 million lower than the second quarter of 2013.

Gross Profit- For the second quarter of 2014, gross profit of $4.8 million was $2.1 million lower than the second quarter of2013 and, as anticipated, the overall gross profit percentage decreased to 15% in 2014 from 18% in 2013.

•	Sales Services gross profit of $4.8 million was $0.5 million lower than the second quarter of 2013 due primarily to lower revenue and previously disclosed competitive pricing pressures.

•	Marketing Services gross profit for the second quarter of 2014 was a negative $0.5 million due to the decrease in revenue and increased costs associated with the launch of our new product, PD OneTM.

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Product Commercialization Services gross profit of $0.6 million was $0.4 million lower compared to the second quarter of 2013 primarily due to expenses related to one of our collaboration agreements for molecular diagnostic tests.

Total Operating Expenses-Total operating expenses for the second quarter of 2014 were $7.3 million as compared to $7.7 million for the same period in 2013. Included in second quarter 2014 expenses are $0.7 million of investment costs related to our molecular diagnostics strategic initiative. Excluding these costs, total operating expenses for the second quarter of 2014 were $6.6 million; $1.1 million lower than 2013 operating expenses.

Operating Income/Loss- The operating loss for the second quarter of 2014 was $2.5 million, compared to $0.8 million for the same period in 2013. The 2014 operating loss was primarily the result of the anticipated lower revenue and margins as well as the company’s investment in strategic initiatives.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the second quarter of 2014 was $(1.5) million compared to $0.2 million in the second quarter of 2013. Cash and cash equivalents at the end of the second quarter were $35.6 million, down $10.0 million from December 31, 2013 due primarily to increases in working capital requirements, timing of certain payments from customers and investments in our strategic initiatives. Factoring in the Asuragen acquisition and anticipated additional spending in Interpace Diagnostics, the company estimates year end 2014 cash of $22 - $25 million.

As of June 30, 2014, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided a certain non-GAAP financial measure to help evaluate the results of its performance. The company believes that this non-GAAP financial measure, when presented in conjunction with comparable GAAP financial measure, is useful to both management and investors in analyzing the company’s ongoing business and operating performance. The company believes that providing non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company’s financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Conference Call

As previously announced, PDI will hold a conference call Thursday, August 14, 2014 to discuss financial and operational results of the second quarter ended June 30, 2014. Details as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (855) 592-8761 (U.S. and Canada) or (724) 924-4975
Conference ID#: 27904432

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through September 13, 2014 at(855) 859-2056 (U.S. and Canada) or (404) 537-3406. The replay pass code is 27904432. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading healthcare commercialization company providing superior go-to-market strategy and execution to established and emerging healthcare companies through its three core business units. PDI’s Interpace Diagnostics division is working to develop and commercialize molecular diagnostic tests leveraging the latest technology and personalized medicine for better patient diagnosis and management. The company’s Contract Sales business unit (CSO) is a leading provider of outsourced pharmaceutical, medical device and diagnostics sales teams. Its Group DCA division is a pioneer in insight-driven digital communication services and integrated multichannel message delivery.

For more information about PDI, Inc. or Interpace Diagnostics, please visit http://www.pdi-inc.com and www.interpacediagnostics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's previously filed Annual Report on Form 10-K for the year ended December 31, 2013and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)